PRESS RELEASE

Investor Contact:	Acquisitions Contact:	Media Contact:

Scott D. Peters	Mark Engstrom	Claire Koeneman
President & CEO	EVP- Acquisitions	President
Grubb & Ellis Healthcare	Grubb & Ellis Healthcare REIT,	Financial Relations Board
REIT, Inc.	Inc.	312.640.6745
480.998.3478	480.998.3478	ckoeneman@mww.com
scottpeters@htareit.com	markengstrom@htareit.com

Grubb & Ellis Healthcare REIT Signs Agreement to Purchase 16 Building Medical Office
Portfolio

Scottsdale, Arizona (July 15, 2009) –Grubb & Ellis Healthcare REIT, Inc. (to be renamed Healthcare Trust of America, Inc.) (the “REIT”), a self-managed non-traded real estate investment trust announced the execution of a purchase and sale agreement (the “Agreement”) to acquire a 16 building portfolio from Greenville Hospital System (“GHS”) based in Greenville, South Carolina. The transaction involves approximately 855,000 square feet of medical office and related space. The approximate purchase price is $161,630,000. GHS is one of the largest healthcare services providers in South Carolina and has approximately 70% of the market share in its primary service area. Approximately 90% of the portfolio’s square footage is located on or adjacent to four of GHS’s five hospital campuses, and GHS will continue to occupy approximately 83% of the portfolio under a long-term lease arrangement. The acquisition of the portfolio is contingent upon the satisfaction of a number of conditions contained in the Agreement. GHS holds an “AA” credit rating from Fitch Ratings, a leading global ratings agency.

“This acquisition is a significant step in the execution of our investment philosophy, which is to focus on market driven transactions and strategic relationships with strong hospital providers and major healthcare systems. We are proud to enter into a strategic partnership with GHS,” said Scott D. Peters, chief executive officer and president of the REIT. “This major transaction is part of a strategic long term relationship. It provides us with high quality performing assets, and in addition provides us with the opportunity to develop and/or acquire additional medical buildings as Greenville expands its first class health system. With our strong balance sheet, this is exactly the type of opportunity we seek in this economic environment”

“This transaction includes the critical elements that we are looking for in a healthcare portfolio,” stated Mark D. Engstrom, Executive Vice President – Acquisitions. “The quality brand built by this hospital provider in their marketplace, the essential nature of these performing medical office assets to our growth strategy, the solid financial performance of GHS and the market driven economic structure of the transaction, each played a key role in our pursuit of this portfolio. Our company continues to demonstrate that we can execute and deploy our cash to acquire quality assets as they become available in this challenging market place. We are in a unique position, with our strong balance sheet, to be able to deploy our capital on acquisitions involving high quality performing assets, with high quality providers like GHS.”

This transaction is consistent with the REIT’s investment strategy, which is to purchase quality properties that generate stable long-term growth in operating cash flow to pay regular cash distributions.

About Grubb & Ellis Healthcare REIT, Inc.
Grubb & Ellis Healthcare REIT, Inc. (to be renamed Healthcare Trust of America, Inc.) is a self-managed, publicly registered, non-traded real estate investment trust. The REIT has made 45 geographically diverse acquisitions valued at approximately $1 billion based on purchase price, which includes 138 buildings and one real estate-related asset, as of May 31, 2009. The REIT’s portfolio totals approximately 5.5 million square feet, and includes 119 medical office buildings, four hospitals, 12 skilled nursing and assisted living facilities and three other office buildings located in 19 states, including: Arizona, California, Colorado, Florida, Georgia, Indiana, Illinois, Kansas, Minnesota, Missouri, New Hampshire, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Utah, Virginia and Wisconsin.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of the REIT’s portfolio, the REIT’s ability to acquire other properties in the Greenville market, the value that sale/leaseback transactions provide to the REIT, and the value that the GHS portfolio adds to the REIT. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the acquisition of the GHS portfolio may not be completed if the conditions to closing are not satisfied; the strength and financial condition of each individual property; the strength and financial condition of the tenant; uncertainties relating to the local economy of the Greenville, South Carolina area; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.